CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 23, 2017, relating to the financial statements and financial highlights which appears in the March 31, 2017 Annual Reports to Shareholders of DoubleLine Selective Credit Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Information”, and “Independent Registered Public Accounting Firm and Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

July 28, 2017